SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

IMPAC MORTGAGE HOLDINGS, INC

(Exact name of registrant as specified in its charter)

Maryland	33-0675505
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 Dove Street, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act.

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
9.375% Series B Cumulative Redeemable Preferred Stock, Par Value $0.01 Per Share	New York Stock Exchange

_____________________________________________	_________________

Securities Act registration statement file number to which this form relates:

333-111517 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

The 9.375% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.01 par value per share, of Impac Mortgage Holdings, Inc. (the “Company”) currently is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. This Form 8-A/A is being filed for the purpose of updating the description of the Company’s capital stock to reflect a recent amendment to the Company’s Charter.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the 9.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) of Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”). The information required in response to this Item 1 with respect to the Series B Preferred Stock is set forth under the caption “Description of the Series B Preferred Stock” in the Company’s prospectus supplement dated May 25, 2004, to the prospectus, dated January 9, 2004, included as part of the Registration Statement on Form S-3 (File No. 333-111517), filed with the Securities and Exchange Commission on December 23, 2003. The prospectus supplement is hereby incorporated by reference into this registration statement. The Company’s authorized stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which 2,500,000 are designated as Series A Junior Participating Preferred Stock and 7,500,000 are designated as 9.375% Series B Cumulative Redeemable Preferred Stock. Pursuant to an amendment to the Company’s Charter, nothing in the Charter will preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange.

Item 2.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index, which appears after the signature page, and are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Dated: June 29, 2004	By:	/s/ Ronald M. Morrsion
Ronald M. Morrison General Counsel and Secretary